Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
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BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER
AND FIRST SIX MONTHS OF FISCAL 2012; RESTRUCTURING ACTIONS ANNOUNCED

MILWAUKEE, January 26, 2012/PRNewswire/ --

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its second fiscal quarter and first six months ended January 1, 2012.

Highlights:

•	Second quarter fiscal 2012 consolidated net sales decreased $2.4 million or 0.5% from the second quarter of fiscal 2011.

•	Second quarter net income of $2.7 million, or $0.05 per diluted share.

•	Significant improvement in Products Segment manufacturing operations.

•	Completed the acquisition of Premier Power Equipments and Products Private Ltd. of Tamil Nadu, India, providing a platform for future growth in India.

•	Restructuring actions to consolidate manufacturing facilities and reduce capacity to save $18 million to $20 million annually.

Consolidated Results:

Consolidated net sales for the second quarter of fiscal 2012 were $447.9 million, a decrease of $2.4 million or 0.5% when compared to the same period a year ago. Fiscal 2012 second quarter consolidated net income was $2.7 million or $0.05 per diluted share. The second quarter of fiscal 2011 consolidated net loss was $1.3 million or $0.03 per diluted share.

Included in consolidated net income for the three and six months of fiscal 2011 was a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to organization changes and $3.9 million of pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the redemption premium of the 8.875% Senior Notes and the write-off of the related deferred financing costs. After considering the impact of such items related to the organization changes and debt redemption, adjusted consolidated net income for the second quarter of fiscal 2011 was $3.3 million or $0.06 per diluted share. Consolidated net income for the second quarter of fiscal 2012 was lower by $0.6 million or $0.01 per diluted share compared to the second quarter of fiscal 2011 adjusted consolidated net income.

“The economic environment and the levels of consumer spending for outdoor power equipment continues to be challenging in the United States and in Europe,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “We continue to execute our strategy of diversifying our product portfolio and seeking growth in other regions of the world.” Teske continued, “We are encouraged with the operational improvements we are making in our Products business which are yielding improved financial results.”

For the first six months of fiscal 2012, consolidated net sales were $845.2 million, an increase of $60.8 million or 7.8% when compared to the same period a year ago. The consolidated net loss for the first six months of fiscal 2012 was $2.5 million or $0.05 per diluted share. The consolidated net loss for the first six months of fiscal 2011 was $9.4 million or $0.19 per diluted share.

After considering the impact of items related to the aforementioned organization changes and debt redemption, the consolidated net loss for the first six months of fiscal 2012 was improved by $2.3 million or $0.05 per diluted share compared to the first six months of fiscal 2011 adjusted consolidated net loss of $4.8 million or $0.10 per diluted share.

Engines Segment:

Engines Segment fiscal 2012 second quarter net sales were $286.1 million, which was $11.7 million or 3.9% lower than the same period a year ago. This decrease in net sales was primarily driven by lower shipments to the European market, partially offset by a favorable mix of product shipped that reflected proportionally larger volumes of units used on snow throwers and portable and standby generators.

The Engines Segment gross profit was $49.4 million in the second quarter of fiscal 2012, a decrease of $19.2 million from the second quarter of fiscal 2011. Gross profit decreased primarily due to lower net sales, higher manufacturing spending and unfavorable absorption on lower production volumes. Higher manufacturing spending is attributed to start-up costs of $5.0 million associated with launching our Phase III emissions compliant engines. Increased pricing offset increased commodity costs.

The Engines Segment engineering, selling, general and administrative expenses were $47.1 million in the second quarter of fiscal 2012, a decrease of $1.3 million from the second quarter of fiscal 2011 due primarily to the absence of $0.6 million of organization change costs in the current fiscal year and reduced selling expenses.

Engines Segment net sales for the first six months of fiscal 2012 were $489.5 million, which was $14.0 million or 2.8% lower than the same period a year ago. This decrease in net sales was primarily driven by lower shipment volumes of engines due to reduced consumer demand for lawn and garden products in the North America and European markets, partially offset by a favorable mix of product shipped that reflected proportionally larger volumes of units used on riding lawn mowers, snow throwers and portable and standby generators.

The Engines Segment gross profit was $86.2 million for the first six months of fiscal 2012, a decrease of $25.0 million from the first six months of fiscal 2011. Gross profit decreased primarily due to lower net sales, unfavorable foreign exchange of $4.0 million primarily related to the Euro, and higher manufacturing spending associated with rising commodity costs and start-up costs of $6.0 million associated with launching our Phase III emissions compliant engines, partially offset by improved engine pricing.

The Engines Segment engineering, selling, general and administrative expenses were $89.4 million in the first six months of fiscal 2012, a decrease of $6.9 million from the first six months of fiscal 2011 primarily due to lower stock based compensation expense, reduced selling expenses and the absence of $0.6 million of organization change costs in the current fiscal year.

Products Segment:

Products Segment fiscal 2012 second quarter net sales were $215.4 million, an increase of $29.1 million or 15.6% from the same period a year ago. The increase in net sales was primarily due to increased sales of portable and standby generators as channel inventories continue to be replenished following the recent storm activity, as well as higher shipments of snow equipment after channel inventories were depleted from the prior selling season.

The Products Segment gross profit was $26.8 million for the second quarter of fiscal 2012, an increase of $14.7 million from the second quarter of fiscal 2011. The increase over the prior year was attributable to the increase in net sales, improved pricing, production operational improvements of $5.8 million, and favorable absorption of $4.1 million on improved plant utilization, partially offset by increased commodity costs.

The Products Segment fiscal 2012 second quarter engineering, selling, general and administrative expenses were $26.2 million, which was comparable to the fiscal 2011 second quarter. Increased sales and marketing expenses and salaries expense were offset by the absence of $3.0 million of organization change costs in the current fiscal year.

Products Segment net sales for the first six months of fiscal 2012 were $450.7 million, an increase of $96.7 million or 27.3% from the same period a year ago. The increase in net sales was primarily due to increased sales of portable and standby generators due to widespread power outages in the U.S. as a result of a landed hurricane and subsequent snow storm on the United States East Coast earlier in the fiscal year, as well as increased shipments of snow equipment after channel inventories were depleted from the prior selling season. There were no landed hurricanes in fiscal 2011.

The Products Segment gross profit was $54.4 million for the first six months of fiscal 2012, an increase of $25.0 million from the first six months of fiscal 2011. The increase over the prior year was primarily attributable to the increase in net sales, favorable foreign exchange of $1.7 million primarily related to the Australian dollar, improved pricing, production operational improvements of $11.9 million and favorable absorption of $4.8 million on improved plant utilization, partially offset by increased commodity costs.

The Products Segment engineering, selling, general and administrative expenses were $51.6 million in the first six months of fiscal 2012, an increase of $2.9 million from the first six months of fiscal 2011 primarily due to higher sales and marketing and salaries expense, partially offset by the absence of $3.0 million of organization change costs in the current fiscal year.

Corporate Items:

Interest expense was lower compared to the prior year periods by $4.2 million and $5.0 million for the second quarter and first six months of fiscal 2012, respectively. The decrease was due to $3.9 million of pre-tax charges associated with the refinancing of Senior Notes during the second quarter of fiscal 2011, which did not recur in the current fiscal year as well as lower average outstanding borrowings at lower interest rates in the current periods compared to the same periods a year ago.

The effective tax rate for the second quarter and first six months of fiscal 2012 was 195.6% and 63.9%, respectively, compared to 65.3% and 40.7% in the same respective periods last year. The variation reflected between years was primarily the result of a net benefit of $5.0 million due to the settlement of U.S. audits and the expiration of a non-US statute of limitation period in the second quarter of fiscal 2012.

Financial Position:

Net debt at January 1, 2012 was $229.1 million (total debt of $243.0 million less $13.9 million of cash), an improvement of $22.5 million from the $251.5 million (total debt of $283.0 million less $31.5 million of cash) at December 26, 2010. Cash flows used by operating activities for the fiscal 2012 first six months were $165.0 million compared to $128.7 million in the first six months of fiscal 2011. Cash used in operating activities for the first six months of fiscal 2012 was primarily related to seasonal build of inventory levels and an increase of accounts receivable during the period. Approximately $23 million of the increase in accounts receivable is due to delayed funding under the Company’s new dealer inventory financing facility with GE Capital, Commercial Distribution Finance. The delayed funding to the Company reduces the overall cost of funds.

During the second quarter of fiscal 2012, as previously announced, the Company closed on a new 5-year $500 million Senior Unsecured Revolving Credit Facility. This credit facility replaced the Company's $500 million credit facility that was scheduled to expire in July 2012.

As previously announced during the first quarter of fiscal 2012, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. As of the end of the second quarter of fiscal 2012, the Company repurchased 801,843 shares on the open market at a total cost of $11.4 million. There were no shares repurchased in fiscal 2011.

Restructuring Actions:

In addition to its quarterly financial results, Briggs & Stratton announced today that it will move existing manufacturing from its Newbern, Tennessee facility to its McDonough, Georgia facility. The Company will also close its Ostrava, Czech Republic plant, shifting production to the Company’s Murray, Kentucky facility. Also, the Company will continue reducing capacity by reconfiguring and idling certain assets at its Poplar Bluff, Missouri facility.

“We continually evaluate our manufacturing footprint as we consider productivity and efficiency gains along with changes in the markets we serve. Since 2004, the U.S. lawn and garden market has declined over 33%. This significant and prolonged market decline is unlike any other this industry has seen in decades. As a result of these market changes and evaluation of our manufacturing operations, we have taken difficult, but necessary actions over the past four years in order to reduce capacity. Between 2007 and 2010, we closed an engine plant in Rolla,

Missouri, and products plants in Port Washington and Jefferson, Wisconsin. In addition, we have taken actions over the past year to reconfigure and reduce our capacity and costs at our Poplar Bluff, Missouri engine plant. The actions announced today to consolidate our manufacturing footprint further, will better align our production capacity to the markets we serve,” continued Todd Teske. “It was a very difficult decision to close these production facilities; however, these changes are a necessary step in executing our strategy to grow the profitability of our business and invest our resources in high margin and margin expanding areas. We will make a dedicated effort to minimize the impact of these closings on our employees and the surrounding communities.”

The Newbern, Tennessee facility currently manufactures walk behind lawn mowers and snow throwers for the U.S. domestic market. The Ostrava, Czech Republic facility currently manufactures small engines for the outdoor power equipment industry.

These changes will result in the closing of the Company’s facility in Newbern, Tennessee, affecting approximately 240 regular employees and 450 temporary employees. Additionally, the closing of the Ostrava, Czech Republic facility will affect approximately 77 regular employees. The Company does not anticipate significant employment changes at its Poplar Bluff, Missouri facility. The Company will provide assistance programs, continued benefits and outplacement services for the affected employees.

Operations in Ostrava and Newbern are expected to wind down by March 15, 2012 and May 15, 2012, respectively. The pre-tax expense related to the restructuring activities is estimated to be $50 million to $55 million, of which, $45 million to $50 million is expected to be realized in fiscal 2012. The Company anticipates annualized pre-tax savings of $18 million to $20 million due to the restructuring actions.

Outlook:

For fiscal 2012, the Company has revised its guidance to include the restructuring actions announced today. Including $45 million to $50 million of pre-tax charges ($27 million to $30 million after taxes) related to the restructuring activities, consolidated net income is expected to be in the range of $28 million to $41 million or $0.55 to $0.81 per diluted share prior to the potential impact of any share repurchases under the Company’s previously announced share repurchase program. Excluding the restructuring actions, consolidated net income is expected to be in the range of $58 million to $68 million, or $1.15 to $1.35 per diluted share. Consolidated net sales for fiscal 2012 are projected to be higher than fiscal 2011 by approximately 4% to 6% depending on the level of recovery of consumer spending within the outdoor power equipment category. Engines Segment sales are forecasted to be comparable to fiscal 2011 on lower volume and improved pricing while the Products Segment sales are forecasted higher primarily due to higher volumes of lawn and garden equipment, pressure washers, and portable and standby generators. Operating income margins, excluding the restructuring charges, are projected to be in the range of 4.5% to 5.0%, and interest expense and other income are forecasted to be $18 million and $5 million, respectively. The effective tax rate for the full year, excluding the restructuring charges, is projected to be in a range of 29% to 32%. Capital expenditures for the year are projected to be approximately $55 million to $60 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3546. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1563892.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America’s number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended December
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2011	2010	2011	2010
NET SALES	$447,947	$450,324	$845,244	$784,440
COST OF GOODS SOLD	374,067	372,003	705,310	644,125
Gross Profit	73,880	78,321	139,934	140,315

ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	73,292	74,559	140,969	145,015
Income (Loss) from Operations	588	3,762	(1,035)	(4,700)

INTEREST EXPENSE	(4,796)	(9,008)	(9,134)	(14,165)
OTHER INCOME	1,388	1,637	3,183	3,073
Loss before Income Taxes	(2,820)	(3,609)	(6,986)	(15,792)

CREDIT FOR INCOME TAXES	(5,517)	(2,357)	(4,463)	(6,427)
Net Income (Loss)	$2,697	$(1,252)	$(2,523)	$(9,365)

Average Shares Outstanding	49,418	49,702	49,746	49,666
BASIC EARNINGS (LOSS) PER SHARE	$0.05	$(0.03)	$(0.05)	$(0.19)

Diluted Average Shares Outstanding	50,326	49,702	49,746	49,666
DILUTED EARNINGS (LOSS) PER SHARE	$0.05	$(0.03)	$(0.05)	$(0.19)

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2011	2010	2011	2010
NET SALES:
Engines	$286,099	$297,827	$489,477	$503,441
Products	215,416	186,361	450,698	353,949
Inter-Segment Eliminations	(53,568)	(33,864)	(94,931)	(72,950)
Total *	$447,947	$450,324	$845,244	$784,440

* International sales based on product shipment destination included in net sales	$178,630	$208,610	$326,433	$326,459

GROSS PROFIT:
Engines	$49,352	$68,546	$86,235	$111,205
Products	26,819	12,084	54,429	29,391
Inter-Segment Eliminations	(2,291)	(2,309)	(730)	(281)
Total	$73,880	$78,321	$139,934	$140,315

INCOME (LOSS) FROM OPERATIONS:
Engines	$2,302	$20,186	$(3,175)	$14,849
Products	577	(14,115)	2,870	(19,268)
Inter-Segment Eliminations	(2,291)	(2,309)	(730)	(281)
Total	$588	$3,762	$(1,035)	$(4,700)

Non-GAAP Financial Measures

Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended December
(Dollars in Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2011	2010	2011	2010

Net Income (Loss)	$2,697	$(1,252)	$(2,523)	$(9,365)
Tax effected charges to reported net income:
Organization Changes Charge[1]	—	2,158	—	2,158
Debt Redemption Costs[2]	—	2,396	—	2,396
Adjusted Net Income (Loss)	$2,697	$3,302	$(2,523)	$(4,811)

Diluted Earnings (Loss) Per Share	$0.05	$(0.03)	$(0.05)	$(0.19)
Tax effected charges to reported diluted earnings per share:
Organization Changes Charge[1]	—	0.04	—	0.04
Debt Redemption Costs[2]	—	0.05	—	0.05
Adjusted Diluted Earnings (Loss) Per Share	$0.05	$0.06	$(0.05)	$(0.10)

[1] Represents a $3,538 charge tax affected at a blended marginal tax rate of 39%.
[2] Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Fiscal Periods Ended December
(Dollars in Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal December		Six Months Ended Fiscal December
	2011	2010	2011	2010
INCOME (LOSS) FROM OPERATIONS:
Engines
Income (Loss) from Operations	$2,302	$20,186	$(3,175)	$14,849
Organization Changes Charge	—	559	—	559
Adjusted Engine Income (Loss) from Operations	$2,302	$20,745	$(3,175)	$15,408

Products
Income (Loss) from Operations	577	(14,115)	2,870	(19,268)
Organization Changes Charge	—	2,978	—	2,978
Adjusted Products Income (Loss) from Operations	$577	$(11,137)	$2,870	$(16,290)

Inter-Segment Eliminations	(2,291)	(2,309)	(730)	(281)
Adjusted Income (Loss) from Operations	$588	$7,299	$(1,035)	$(1,163)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal December
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2011	2010
Cash and Cash Equivalents	$13,932	$31,481
Accounts Receivable, Net	291,587	246,051
Inventories	567,552	556,473
Deferred Income Tax Asset	43,110	52,299
Assets Held For Sale	4,000	4,000
Other	38,324	33,383
Total Current Assets	958,505	923,687

OTHER ASSETS:
Goodwill	205,037	254,186
Investments	20,494	16,724
Debt Issuance Costs, Net	6,236	5,386
Other Intangible Assets, Net	88,068	89,964
Deferred Income Tax Asset	21,548	64,819
Other Long-Term Assets, Net	9,282	9,385
Total Other Assets	350,665	440,464

PLANT AND EQUIPMENT:
At Cost	1,033,160	995,949
Less - Accumulated Depreciation	705,239	665,705
Plant and Equipment, Net	327,921	330,244
	$1,637,091	$1,694,395

CURRENT LIABILITIES:	2011	2010
Accounts Payable	$185,555	$157,408
Short-Term Debt	3,000	3,000
Accrued Liabilities	149,333	161,745
Total Current Liabilities	337,888	322,153

OTHER LIABILITIES:
Accrued Pension Cost	181,588	270,092
Accrued Employee Benefits	24,252	23,117
Accrued Postretirement Health
Care Obligation	110,577	126,586
Other Long-Term Liabilities	30,553	25,250
Long-Term Debt	240,000	280,000
Total Other Liabilities	586,970	725,045

SHAREHOLDERS' INVESTMENT:
Common Stock and Additional
Paid-in Capital	80,662	80,169
Retained Earnings	1,079,252	1,070,360
Accumulated Other
Comprehensive Loss	(247,729)	(308,097)
Treasury Stock, at Cost	(199,952)	(195,235)
Total Shareholders' Investment	712,233	647,197
	$1,637,091	$1,694,395

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended Fiscal December

CASH FLOWS FROM OPERATING ACTIVITIES:	2011	2010
Net Loss	$(2,523)	$(9,365)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	31,577	31,080
Stock Compensation Expense	3,555	8,003
Loss on Disposition of Plant and Equipment	16	690
Provision (Benefit) for Deferred Income Taxes	5,287	(3,909)
Change in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(43,411)	42,214
Increase in Inventories	(140,214)	(154,005)
(Increase) Decrease in Other Current Assets	(841)	11,897
Decrease in Accounts Payable and Accrued Liabilities	(8,020)	(54,860)
Other, Net	(10,426)	(395)
Net Cash Used in Operating Activities	(165,000)	(128,650)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(19,704)	(21,341)
Proceeds Received on Disposition of Plant and Equipment	95	52
Payments Made for Acquisitions, Net of Cash Acquired	(2,673)	—
Net Cash Used in Investing Activities	(22,282)	(21,289)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	15,000	55,000
Proceeds from Long-Term Debt Financing	—	225,000
Debt Issuance Costs	(2,007)	(4,994)
Repayments on Long-Term Debt	—	(203,698)
Dividends Paid	(5,565)	(5,537)
Treasury Stock Purchases	(11,384)	—
Net Cash Provided by (Used in) Financing Activities	(3,956)	65,771

EFFECT OF EXCHANGE RATE CHANGES	(4,469)	(905)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(195,707)	(85,073)
CASH AND CASH EQUIVALENTS, Beginning	209,639	116,554
CASH AND CASH EQUIVALENTS, Ending	$13,932	$31,481